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                                   [LETTERHEAD]

NEWS RELEASE
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                       Contact:     Ben Singer            David K. Erickson
                                    Media Relations       Investor Relations
                                    (714)229-2825         (714)229-2636


FOR IMMEDIATE RELEASE

                        PACIFICARE HEALTH SYSTEMS ACQUIRES
                           FHP INTERNATIONAL CORPORATION

CYPRESS, CALIF., FEBRUARY 14, 1997 -- PacifiCare Health Systems, Inc., (Nasdaq: PHSYA and PHSYB) announced today that it has completed its $2.2 billion acquisition of FHP International Corporation (Nasdaq: FHPC and FHPCA). The combined company will serve nearly 4 million commercial and Medicare members in 15 states and Guam, making PacifiCare Health Systems the nation's fifth largest HMO company. Revenue of the combined company is expected to total more than $10 billion in 1997.

     The transaction has received all necessary approvals from federal and state regulators, including the United States Federal Trade Commission and the California Department of Corporations. Shareholders of both companies approved the transaction on December 31, 1996.

     "We believe the combination of these two companies creates an extremely strong operation with a solid leadership position in the western United States," said Alan Hoops, PacifiCare's president and chief executive officer. "Our goal will be to build a company that both members and physicians view with confidence and trust."

     According to Hoops, "The acquisition further solidifies PacifiCare's position as the nation's leading Medicare risk plan, with nearly 1 million members enrolled. Our combined skills, experience and efficiencies will help address the complex issues confronting Medicare."

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PacifiCare

     Terms of the transaction call for holders of FHP Common Stock to receive a per share consideration of $17.50 in cash and 0.232 shares of Common Stock, consisting of 0.056 shares of Class A Common Stock and 0.176 shares of Class B Common Stock. Holders of FHP Preferred Stock will receive a per share consideration of $14.113 in cash and 0.50 shares of Series A Cumulative Convertible Preferred Stock. The PacifiCare Preferred Stock is convertible into 0.374 shares of PacifiCare Class B Common Stock, has a 4 percent coupon, and is callable commencing June 1998. The shares will be issued by a new holding company, also called PacifiCare Health Systems, Inc., which will own all of the outstanding stock of both PacifiCare (to be renamed PacifiCare Operations, Inc.) and FHP. PacifiCare shareholders will exchange their Class A and Class B Common Stock on a share for share basis. After closing, there will be approximately 14,722,000 shares of Class A Common, approximately 26,276,000 shares of Class B Common, and approximately 10,517,000 shares of Series A Preferred Stock outstanding. The common stock will temporarily trade under the symbols PHYAD and PHYBD, respectively, before reverting to the current PHSYA and PHSYB. The preferred stock will trade under the symbol PHSYP.

     Common and Preferred shareholders of FHP will also receive rights to purchase FHP's stock ownership in Talbert Medical Management Holdings Corporation ("TMMHC"). That rights offering will commence as soon as legally permissible. Present expectations are that the TMMHC rights offering will commence in April, shortly after TMMHC's audited 1996 results become available.

                        IMPACT ON CALIFORNIA AND TEXAS
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     PacifiCare announced that nearly 90 percent of FHP's total workforce will be retained as the two companies merge. PacifiCare officials estimate that up to 900 positions will be eliminated as a result of the acquisition. This number includes 450 positions that were lost to attrition. Additionally, 400 FHP employees in California and 50 in Houston, Texas will be laid off due to overlapping operations. The positions eliminated in FHP's California health plan operations are primarily in marketing, sales and administration. Layoffs will also occur at FHP's corporate headquarters in Santa Ana, where senior management and administrative

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PacifiCare

positions overlap. There will be little, if any, short-term effect in FHP states where PacifiCare does not presently operate.

     "We have developed a tremendous respect for FHP and have had a very cooperative relationship with them in preparing for the reductions in staff," Hoops added. "As a result, a number of layoffs have been avoided and some FHP employees in California and Texas have found positions with our operations in those states. We will also be providing support for those employees affected by the layoffs, including outplacement services and severance."

     PacifiCare currently operates in California, Florida, Oklahoma, Oregon, Texas and Washington, and with the FHP transaction will expand operations to include Arizona, Colorado, Illinois, Indiana, Kentucky, New Mexico, Nevada, Ohio, Utah and Guam.

     PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for employer groups, and Medicare and Medicaid beneficiaries in 15 states and Guam serving nearly four million members. Other specialty managed care operations include life and health insurance, behavioral health services, workers' compensation, dental and vision services, pharmacy benefit management and Medicare risk management services.

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